INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2022
Apple renewal contributes to InterDigital’s $1.5B in value of contracts signed over last eighteen months
WILMINGTON, DE. - November 3, 2022 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the quarter ended September 30, 2022.
“We significantly strengthened our business by renewing our license with Apple through 2029,” said Liren Chen, CEO and President of InterDigital. “In addition, new agreements drove our sixth consecutive quarter of recurring revenue growth in the consumer electronics and IoT/automotive markets. All together, we have signed sixteen agreements over the last eighteen months with a total estimated contract value of more than $1.5 billion. I look forward to building on this foundation as we pursue significant growth opportunities in licensing both devices and services.”
Third Quarter 2022 Financial Highlights
•Total revenue, which includes both recurring and non-recurring revenue, of $114.8 million decreased 20% from $143.5 million in third quarter 2021 primarily due to $50.1 million of non-recurring revenues in third quarter 2021.
•Recurring revenue increased 8% to $101.0 million, compared to recurring revenue of $93.4 million in third quarter 2021. The company increased recurring revenue in both its smartphone (up 4%) and CE, IoT/Auto markets (up 60%).
•Operating expenses were $82.9 million, compared to $106.7 million in third quarter 2021. The decrease was primarily driven by a $21.3 million reduction of non-recurring costs from restructuring activities, revenue share costs and a reduction in performance-based compensation.
•Income from operations was $31.8 million compared to $36.8 million in third quarter 2021.
•Net income1 was $22.2 million, or $0.74 per diluted share, compared to $26.2 million, or $0.83 per diluted share, in third quarter 2021.
•Adjusted EBITDA2 was $56.4 million compared to $78.3 million in third quarter 2021, primarily driven by $50.1 million of non-recurring revenue in third quarter 2021.
Near Term Outlook
The company expects recurring revenue for fourth quarter to be between $98 and $102 million. This revenue guidance covers existing agreements, including the company’s recent renewal of its license agreement with Apple, and does not include the potential impact of any additional new agreements that may be signed during the balance of fourth quarter 2022.
The company expects fourth quarter operating expenses will be in the range of $76 to $79 million. In addition, the company expects non-operating expenses, comprised of interest expense and other income (expense), will be in the range of $4 to $6 million and the effective tax rate will be in the range of 21% to 24%.
Conference Call Information
InterDigital will host a conference call on Thursday, November 3, 2022 at 10:00 a.m. ET to discuss its third quarter 2022 financial performance and other company matters.
For a live Internet webcast of the conference call, visit www.interdigital.com and click on the “Webcast” link on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, visit www.interdigital.com and click on the “Dial In Registration” link on the Investors page. Registration is necessary to obtain a dial in phone number and PIN to join.
An Internet replay of the conference call will be available on InterDigital’s website under Events in the Investor’s section. The replay will be available for one year.

About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on Nasdaq.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding such act; (ix) risks related to the potential impact of new accounting standards on our financial position, results of operations or cash flows; (x) failure to accurately forecast the impact of our restructuring activities on our financial statements and our business; (xi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such proceedings; (xii) the timing and impact of potential administrative and legislative matters; (xiii) changes or inaccuracies in market projections; (xiv) our ability to obtain liquidity though debt and equity financings; (xv) the potential effects that the ongoing COVID-19 pandemic and/or general economic or other conditions could have on our financial position, results of operations and cash flows; and (xvi) changes in our business strategy.
We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1    Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Adjusted EBITDA is a supplemental non-GAAP financial measure that InterDigital believes provides investors with important insight into the company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital, Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items may include restructuring costs, impairment charges and other non-recurring items. InterDigital’s computation of Adjusted EBITDA might not be comparable to Adjusted EBITDA reported by other companies. The presentation of Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income attributable to InterDigital, Inc., the most directly comparable GAAP financial measure, is provided below.
3    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided below.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Recurring revenues:
Smartphone	$87,467	$84,143	$262,908	$223,701
CE, IoT/Auto	13,579	8,498	36,455	21,951
Other	—	747	911	4,467
Total recurring revenues	101,046	93,388	300,274	250,119
Non-recurring revenues	13,718	50,108	40,465	63,475
Total revenues	$114,764	$143,496	$340,739	$313,594

OPERATING EXPENSES:
Patent administration and licensing	46,720	56,150	134,232	133,694
Development	21,789	22,546	56,487	66,999
Selling, general and administrative	14,418	20,978	34,818	46,994
Restructuring activities	—	7,045	3,280	20,290
Total Operating expenses	82,927	106,719	228,817	267,977

Income from operations	31,837	36,777	111,922	45,617

INTEREST EXPENSE	(7,659)	(5,773)	(19,446)	(19,429)
OTHER INCOME (EXPENSE), NET	912	(1,537)	(15,109)	2,226
Income before income taxes	25,090	29,467	77,367	28,414
INCOME TAX PROVISION	(3,323)	(4,253)	(17,312)	(6,039)
NET INCOME	$21,767	$25,214	$60,055	$22,375
Net loss attributable to noncontrolling interest	(455)	(1,014)	(1,230)	(11,042)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$22,222	$26,228	$61,285	$33,417
NET INCOME PER COMMON SHARE — BASIC	$0.75	$0.85	$2.03	$1.09
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	29,659	30,737	30,255	30,792
NET INCOME PER COMMON SHARE — DILUTED	$0.74	$0.83	$2.00	$1.07
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	29,940	31,431	30,638	31,272
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$1.05	$1.05

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Income before income taxes	$25,090	$29,467	$77,367	$28,415
Taxes paid	(222)	(5,042)	(4,585)	(9,835)
Non-cash expenses	25,243	35,882	90,313	95,272
Change in deferred revenue	274,034	150,703	146,334	64,044
Change in operating working capital, deferred charges and other	(342,874)	(114,746)	(379,898)	(118,733)
Purchases of property and equipment and capitalized patent costs	(9,054)	(8,857)	(31,139)	(30,022)
FREE CASH FLOW [3]	(27,783)	87,407	(101,608)	29,141

Net proceeds from debt refinancing	(796)	—	139,193	—
Repurchase of common stock	—	(11,859)	(74,445)	(23,000)
Dividends paid	(10,380)	(10,794)	(31,924)	(32,319)
Other	(552)	708	(7,028)	(1,471)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(39,511)	$65,462	$(75,812)	$(27,649)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	SEPTEMBER 30, 2022	DECEMBER 31, 2021
ASSETS
Cash, cash equivalents and short-term investments	$863,423	$941,627
Accounts receivable, net	403,043	31,113
Prepaid and other current assets	86,028	77,545
Property & equipment and patents, net	373,795	376,962
Other long-term assets, net	201,926	200,909
TOTAL ASSETS	$1,928,215	$1,628,156
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$79,480	$79,888
Current deferred revenue	210,981	291,673
Long-term deferred revenue	276,589	19,463
Long-term debt & other long-term liabilities	659,370	484,215
TOTAL LIABILITIES	1,226,420	875,239
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	695,775	745,239
Noncontrolling interest	6,020	7,678
TOTAL EQUITY	701,795	752,917
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,928,215	$1,628,156

RECONCILIATION OF NON-GAAP MEASURES

The table below presents a reconciliation of Adjusted EBITDA to net income attributable to InterDigital, Inc., the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to InterDigital, Inc.	$22,222	$26,228	$61,285	$33,417
Net loss attributable to non-controlling interest	(455)	(1,014)	(1,230)	(11,042)
Income tax provision	3,323	4,253	17,312	6,039
Other income (expense) & interest expense	6,747	7,310	34,555	17,203
Depreciation and amortization	18,713	19,421	59,149	58,971
Share-based compensation	5,846	15,082	15,209	21,010
Other items(a)	—	7,045	3,280	22,290
Adjusted EBITDA[2]	$56,396	$78,325	$189,560	$147,888
(a)    Other items in the above table includes $7.0 million of restructuring costs during the three months ended September 30, 2021 and restructuring costs of $3.3 million and $20.3 million during the nine months ended September 30, 2022 and 2021, respectively. The nine months ended September 30, 2021 also includes $2.0 million of additional non-recurring personnel-related costs expenses related to new employee agreements.
The table below presents a reconciliation of free cash flow to net cash (used in) provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash (used in) provided by operating activities	$(18,729)	$96,264	$(70,469)	$59,163
Purchases of property and equipment	(110)	(940)	(872)	(1,877)
Capitalized patent costs	(8,944)	(7,917)	(30,267)	(28,145)
Free cash flow[3]	$(27,783)	$87,407	$(101,608)	$29,141

CONTACT:	InterDigital, Inc.
Email: investor.relations@interdigital.com
+1 (302) 300-1857